EXHIBIT 10.10
FOURTH AMENDMENT TO LEASE

I.    PARTIES AND DATE.

This Amendment to Lease (“Amendment”) dated May 11, 2018, is by and between NEWPORT GATEWAY OFFICE LLC, a Delaware limited liability company (“Landlord”), and 5 ARCHES, LLC, a Delaware limited liability company (“Tenant”).

II.    RECITALS.

Landlord (as successor in interest to The Irvine Company LLC, a Delaware limited liability company) and Tenant (as successor in interest to 5 Arches, LLC, a California limited liability company) entered into an office space lease dated January 27, 2015, which lease was amended by a First Amendment to Lease dated September 9, 2016, by a Second Amendment to Lease dated September 30, 2016, and by a Third Amendment to Lease dated November 17, 2016 (as amended, the “Lease”) for space consisting of 15,667 rentable square feet known as Suite Nos. 950, 960 and 1150 (“Premises”) in the building located at 19800 MacArthur Boulevard, Irvine, California (“Building”).

Landlord and Tenant each desire to modify the Lease to add approximately 2,124 rentable square feet of space known as Suite No. 490 on the fourth floor of the Building (“Suite 490”), adjust the Basic Rent, and make such other modifications as are set forth in “III. MODIFICATIONS” next below.

III.    MODIFICATIONS.

A.	Basic Lease Provisions. The Basic Lease Provisions are hereby amended as follows:

1.	Effective as of the Commencement Date for Suite 490, Item 2 shall be amended by adding “and Suite No. 490” to the Premises.

2.    Item 4 is hereby amended by adding the following:

“Commencement Date for Suite 490: June 1, 2018”

Tenant shall have the right to access the Premises prior to the Commencement Date for move in purposes, which shall include the installation of cabling, furniture or any other general move in purposes.

3.	Item 5 is hereby amended by adding the following:

“Lease Term for Suite 490: The Term for Suite 490 shall expire at midnight on the Expiration Date (i.e., June 30, 2021).”

4.	Effective as of the Commencement Date for Suite 490, Item 6 shall be amended by adding the following for Suite 490:

Months of Term or Period for Suite 490	Monthly Rate Per Rentable Square Foot for Suite 490	Monthly Basic Rent for Suite 490 (rounded to the nearest dollar)
1 to 12	$2.95	$6,266.00
13 to 24	$3.07	$6,521.00
25 to 6/30/21	$3.19	$6,776.00

5.	Effective as of the Commencement Date for Suite 490, Item 7 shall be amended by adding the following for Suite 490:

“Property Tax Base for Suite 490: The Property Taxes per rentable square foot of Suite 490 incurred by Landlord and attributable to the twelve month period ending June 30, 2019.

Project Cost Base for Suite 490: The Project Costs per rentable square foot of Suite 490 incurred by Landlord and attributable to the twelve month period ending June 30, 2019.”

6.	Effective as of the Commencement Date for Suite 490, Item 8 shall be amended by adding “and Suite 490 comprising approximately 2,124 rentable square feet.”

7.	Item 9 is hereby deleted in its entirety and the following substituted in lieu thereof:

“9. Security Deposit: $61,868.00”

8.	Effective as of the Commencement Date for Suite 490, Item 11 shall be amended by adding the following:

“Parking for Suite 490: Tenant shall have the right but not the obligation to utilize up to 7 parking passes for unreserved parking in connection with Tenant’s leasing of Suite 490 in accordance with the provisions set forth in Exhibit F to this Lease.”

B.
Security Deposit. Concurrently with Tenant’s delivery of this Amendment, Tenant shall deliver the sum of $7,453.00 to Landlord, which sum shall be added to the Security Deposit presently being held by Landlord in accordance with Section 4.3 of the Lease.

C.
Operating Expenses. Notwithstanding any contrary provision in the Lease, Landlord hereby agrees that Tenant shall not be obligated to pay Landlord for Operating Expenses accruing in connection with Suite 490 during the 12 month period commencing as of the Commencement Date for Suite 490.

D.	Signage.

1.
Initial Signage for Suite 490. Landlord, at its sole cost and expense, shall affix and maintain a sign (restricted solely to Tenant’s name as set forth herein) adjacent to the entry door of Suite 490, and shall add an identification strip in the lobby directory of the Building. Any subsequent changes to that initial signage shall be made at Tenant’s expense in accordance with Section 5.2 of the Lease.

2.	Monument Signage. Section III.H of the First Amendment to Lease is hereby deleted in its entirety and the foregoing shall be substituted in lieu thereof:

“Monument Signage. Provided Tenant is leasing and occupying in excess of 17,000 rentable square feet in the Building during the Term, Tenant shall have the right to install non-exclusive signage on one (1) slot on one (1) of the Building monument signs for the Project as mutually agreed upon by the parties, which signage shall consist only of the name “5 Arch Group, LLC.” The type, location and design of such signage shall be subject to the prior written approval of Landlord and the City of Irvine, and shall be consistent with Landlord's signage criteria for the Project. Fabrication, installation, insurance, and maintenance of such signage shall be at Tenant’s sole cost and expense. Tenant understands and agrees that it shall use Landlord’s designated contractor for installing the monument signage. Should Tenant fail to have the monument signage installed by December 31, 2018, then Tenant’s right to install same thereafter shall be deemed null and void. Except for the foregoing, no sign, advertisement or notice visible from the exterior of the Premises shall be inscribed, painted or affixed by Tenant on any part of the Premises without prior consent of Landlord. Tenant’s signage right shall belong solely to 5 Arch Group, LLC, a Delaware limited liability company, and may not be transferred or assigned (except in connection with an assignment of this Lease to an Affiliate as described in Section 9.2 of the Lease) without Landlord’s prior written consent, which may be withheld by Landlord in Landlord’s sole discretion. In the event Tenant, exclusive of any subtenant(s), fails to occupy the entire Premises, then Tenant shall, within 30 days following notice from Landlord, remove the monument signage at Tenant’s expense. Tenant shall also remove such signage promptly following the expiration or earlier termination of the Lease. Any such removal shall be at Tenant’s sole expense, and Tenant shall bear the cost of any resulting repairs to the monument that are reasonably necessary due to the removal. Notwithstanding the foregoing, Tenant understands and acknowledges that Landlord may, in its sole and absolute discretion, revoke Tenant's right to the monument signage, and to require the removal thereof by Tenant, at Landlord’s sole cost and expense, in the event Landlord requires the monument signage for a third party tenant leasing a full floor or more in the Project; provided, however, that in the event Tenant leases in excess of 21,000 rentable square feet in the Project, then the foregoing right shall be void.

E.	Floor Plan of Premises. Effective as of the Commencement Date for Suite 490, Exhibit A-2 attached to this Amendment shall be added to Exhibit A of the Lease.

F.
Parking. Notwithstanding any contrary provision in the Lease, effective as of the Commencement Date for Suite 490, Tenant may purchase up to 7 additional Parking Passes for unreserved parking spaces in connection with its leasing of Suite 490 (as reflected in Section III.A.8 of this Amendment) (the “Suite 490 Parking Passes”). Notwithstanding any contrary provision in Exhibit F to the Lease, during the period commencing as of the Commencement Date for Suite 490 and ending June 30, 2021, the monthly charge for the Suite 490 Parking Passes shall be $50.00 per Suite 490 Parking Pass per month. From and after July 1, 2021, the parking shall be at Landlord’s scheduled parking rates from time to time.

G.	Tenant Improvements. Landlord hereby agrees to complete the Tenant Improvements for the Premises, including Suite 490, in accordance with the provisions of Exhibit X, Work Letter, attached hereto.

H.	Right to Extend. Effective as of the Commencement Date for Suite 490, Suite 490 shall be added to the Premiss with respect to Section 1 of Exhibit G to the Lease entitled “Right to Extend”.

IV.    GENERAL.

A.	Effect of Amendments. The Lease shall remain in full force and effect except to the extent that it is modified by this Amendment.

B.
Entire Agreement. This Amendment embodies the entire understanding between Landlord and Tenant with respect to the modifications set forth in “III. MODIFICATIONS” above and can be changed only by a writing signed by Landlord and Tenant.

C.
Counterparts; Digital Signatures. If this Amendment is executed in counterparts, each is hereby declared to be an original; all, however, shall constitute but one and the same amendment. In any action or proceeding, any photographic, photostatic, or other copy of this Amendment may be introduced into evidence without foundation. The parties agree to accept a digital image (including but not limited to an image in the form of a PDF, JPEG, GIF file, or other e-signature) of this Amendment, if applicable, reflecting the execution of one or both of the parties, as a true and correct original.

D.
Defined Terms. All words commencing with initial capital letters in this Amendment and defined in the Lease shall have the same meaning in this Amendment as in the Lease, unless they are otherwise defined in this Amendment.

E.
Authority. If Tenant is a corporation, limited liability company or partnership, or is comprised of any of them, each individual executing this Amendment for the corporation, limited liability company or partnership represents that he or she is duly authorized to execute and deliver this Amendment on behalf of such entity and that this Amendment is binding upon such entity in accordance with its terms.

F.
California Certified Access Specialist Inspection. Pursuant to California Civil Code § 1938, Landlord hereby states that the Premises have not undergone inspection by a Certified Access Specialist (CASp) (defined in California Civil Code § 55.52(a)(3)). Pursuant to Section 1938 of the California Civil Code, Landlord hereby provides the following notification to Tenant: "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law.  Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction related accessibility standards within the premises." If Tenant requests to perform a CASp inspection of the Premises, Tenant shall, at its cost, retain a CASp approved by Landlord (provided that Landlord may designate the CASp, at Landlord’s option) to perform the inspection of the Premises at a time agreed upon by the parties. Tenant shall provide Landlord with a copy of any report or certificate issued by the CASp (the "CASp Report") and Tenant shall, at its cost, promptly complete any modifications necessary to correct violations of construction related accessibility standards identified in the CASp Report, notwithstanding anything to the contrary in this Lease. Tenant agrees to keep the information in the CASp Report confidential except as necessary for the Tenant to complete such modifications.

G.	Attorneys’ Fees. The provisions of the Lease respecting payment of attorneys’ fees shall also apply to this Amendment.

H.
Nondisclosure of Lease Terms. Tenant acknowledges that the content of this Amendment and any related documents are confidential information. Except to the extent disclosure is required by law, Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s financial, legal and space-planning consultants, provided, however, that Tenant may disclose the terms to prospective subtenants or assignees under the Lease or pursuant to legal requirement.

I.
Brokers. Article 18 of the Lease is amended to provide that the parties recognize the following parties as the brokers who negotiated this Amendment, and agree that Landlord shall be responsible for payment of brokerage commissions to such brokers pursuant to its separate agreements with such brokers: Irvine Management Company (“Landlord’s Broker”) is the agent of Landlord exclusively and Savills Studley/Newport Beach (“Tenant’s Broker”) is the agent of Tenant exclusively. By the execution of this Amendment, each of Landlord and Tenant hereby acknowledge and confirm (a) receipt of a copy of a Disclosure Regarding Real Estate Agency Relationship conforming to the requirements of California Civil Code 2079.16, and (b) the agency relationships specified herein, which acknowledgement and confirmation is expressly made for the benefit of Tenant’s Broker. If there is no Tenant’s Broker so identified herein, then such acknowledgement and confirmation is expressly made for the benefit of Landlord’s Broker. By the execution of this Amendment, Landlord and Tenant are executing the confirmation of the agency relationships set forth herein. The warranty and indemnity provisions of Article 18 of the Lease, as amended hereby, shall be binding and enforceable in connection with the negotiation of this Amendment.

V.    EXECUTION.

Landlord and Tenant executed this Amendment on the date as set forth in “I. PARTIES AND DATE.” above.

LANDLORD:

NEWPORT GATEWAY OFFICE LLC,
a Delaware limited liability company

By /s/ Steven M. Case [[Tenant 1 Signature]]

Name: Steven M. Case [[Tenant 1 Name]]
Title: EVP [[Executor 1 Name]]

[[Executor 1 Title Line 1]]
[[Executor 1 Title Line 2]]

2 Signature]]

[[Executor 2 Name]]
[[Executor 2 Title Line 1]]
[[Executor 2 Title Line 2]]

[[ReviewerInitial1]]
TENANT: 5 ARCHES, LLC, a Delaware limited liability company By /s/ Shawn Miller [[Tenant 1 Signature]] Name: Shawn Miller [[Tenant 1 Name]] Title: CEO [[Tenant 1 Title]]